SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


     Pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of Earliest Event Reported) September 30, 1998


                         Vanguard Cellular Systems, Inc.
             (Exact Name of Registrant as Specified on its Charter)


      North Carolina                     0-16560              56-1549590
          (State or Other Jurisdiction (Commission File     (IRS Employer
              of Incorporation)         Number)            Identification No.)


      2002 Pisgah Church Road, Suite 300, Greensboro, North Carolina 27455
-------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's Telephone Number, Including Area Code (336) 282-3690
                      ------------------------------------


                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

Item 2.  Acquisition or Disposition of Assets.

         On September 30, 1998, the Registrant concluded the sale of assets pursuant to an Asset Purchase Agreement dated May 22, 1998 ("Acquisition Agreement") by and among Wireless One Network, L.P., a Delaware limited partnership ("Purchaser"), Western Florida Cellular Telephone Corp., a North Carolina corporation ("Seller"), and Vanguard Cellular Financial Corp., a North Carolina corporation ("Parent"). Pursuant to the terms of the Acquisition Agreement, Seller transferred to Purchaser all of its cellular operating licenses and related authorities granted by the Federal Communication Commission for use in the non-wireline cellular radio telephone systems and related point-to-point microwave systems operated by Seller in the Pensacola and Fort Walton Beach, Florida markets (collectively the "Systems") and related operating and other assets used in the operation of the Systems, as well as minority interests owned by affiliates of Seller in certain other regional markets(collectively the "Purchased Assets"), for a purchase price of approximately $177,000,000 (the "Purchase Price").

         The Purchase Price reflects certain adjustments made in accordance with the terms of the Acquisition Agreement and remains subject to further adjustment during the 60 days after September 30, 1998 based on a final determination of Seller's Net Working Capital as of September 30, 1998, number of Qualified Subscribers in the market serviced by the Systems as of September 30, 1998, and reimbursement of certain capital expenditures. The Purchase Price and other terms of the transaction were arrived at through private negotiation.


Item 7.  Financial Statements and Exhibits.

      (a)  Financial Statements of Business Acquired.  Not Applicable.

      (b)  Pro Forma Financial Information.  Not Applicable.

      (c)  The Exhibits furnished in connection with this report are as follows:

          *2(a)     Asset Purchase Agreement dated May 22, 1998 by and between
          Wireless One Network, L.P., Western Florida Cellular Telephone Corp. and Vanguard Cellular Financial Corp. filed as Exhibit 2(b) to the Registrant's Form 10-Q dated June 30, 1998 is hereby incorporated by reference.


        * incorporated by reference

                                                    SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      VANGUARD CELLULAR SYSTEMS, INC.



Date:  October 15, 1998                  By:/s/ Stephen L. Holcombe
                                           Stephen L. Holcombe
                                           Executive Vice President and
                                           Chief Financial Officer